EXHIBIT 21

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

    Amcor plc has no parent. The following were significant subsidiaries of the Company as of June 30, 2026.

Name	Organized Under The Laws Of
Amcor Packaging (USA) Inc	United States of America
Amcor Holding	United Kingdom
Amcor Flexibles North America, Inc.	United States of America
Amcor Packaging, Inc.	United States of America
Amcor Wisconsin, LLC	United States of America
Amcor International UK Ltd	United Kingdom
Berry Global Malta Holding Company Limited	Malta
Pliant, LLC	United States of America
Berry Plastics Opco, Inc.	United States of America
Berry Global, Inc.	United States of America